November 25, 1997




Dear Fellow Stockholder,

         By now you should have  received a proxy  statement  detailing  Abigail
Adams National Bancorp's proposed acquisition of Ballston Bancorp (parent company of the Bank of Northern Virginia). Under the proposed transaction, Adams will pay 1.8 times Ballston's book value as of March 31, 1997 plus one times earnings subsequent to that date. This is one of the most attractively priced deals for a Virginia bank over the last two years. The price will be paid in equal parts of cash and stock. Your management and the board of directors believe this acquisition is both strategically and financially compelling for the following reasons.

     Financial Value
     ---------------
     The transaction:
     o  Is fairly priced.
       -  Financial   advisors  for  Adams  and  Ballston  have   concluded  the
          consideration to be paid in the transaction is fair to shareholders from a financial point of view.

     o  Should have a positive financial impact.
       - Management estimates annual direct cost savings of approximately $750,000 before taxes, or $500,000 after taxes, the majority of which will be realized beginning in the first half of 1998. This is a rate sufficient to offset the 15 year write-off of goodwill resulting from the transaction.

     o  Should add to book value.

     o  Should add to earnings per share beginning in 1998.

     o Will result in the addition of approximately $72 million in assets in the Greater Washington market.

     o Will result in a combined bank with assets of approximately $200 million with a nearly doubled legal lending limit.

     Strategic Value
     ---------------
     The acquisition will:
     o Establish Adams' presence in the high growth Northern Virginia market and complement Adams' existing branch network.

     o Improve Adams' market share and expand Adams' shareholder base in its strategic market of the Greater Washington area.

     o  Make Adams more attractive to strategic buyers.

YOUR BOARD OF DIRECTORS URGES YOU TO APPROVE THIS TRANSACTION.   IF YOU HAVE NOT
VOTED YOUR PROXY CARD, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                                   Sincerely,


                                   Barbara Davis Blum
                                   Chairwoman of the Board,
                                   President & Chief Executive Officer